April 30, 2014

Todd J. Jones

Dear Todd,

In consideration for your continued employment by Willis North America Inc., your Employment Agreement, dated July 1, 2013 (your “Employment Agreement”), is amended by adding the following paragraphs to the end of Section 4:
If Employee’s employment is terminated by Employer without Good Cause (and other than by reason of death or Permanent Disability) or by Employee for Good Reason, then Employee shall be entitled to:
(a)continued payment of Employee’s base salary during the 12-month period following the termination date (the “Severance Period”) payable in accordance with normal payroll practices, beginning on the first payroll date on or after the 60th day following the termination date; provided that, in the event such termination occurs within 24 months following a Change in Control, such payment shall equal two times Employee’s base annual salary and shall be made in a cash lump sum on the first business day on or after the 60th day following the termination date;
(b)payment of an amount equal to one times Employee’s target award under the annual incentive plan of Willis Group Holdings Public Limited Company (“Willis”) applicable at the time of Employee’s termination (“Target AIP”), payable in equal installments during the Severance Period in accordance with normal payroll practices, beginning on the first payroll date on or after the 60th day following the termination date; provided that, in the event such termination occurs within 24 months following a Change in Control, such payment shall equal two times Employee’s Target AIP and shall be made in a cash lump sum on the first business day on or after the 60th day following the termination date;
(c)payment of a pro-rated award under Willis’ annual incentive plan applicable for the fiscal year in which the termination date occurs equal to the award Employee is entitled based on actual performance for such year, multiplied by a fraction, the numerator of which is the number of days in the fiscal year of Employee’s termination prior to the termination date, and the denominator of which is 365, payable at the time as such awards are paid generally to participants for the applicable year; provided that, in the event such termination occurs within 24 months following a Change in Control, such pro-rated award shall be determined based upon the Target AIP rather than actual results;
(d)continued participation for Employee and Employee’s spouse and then covered dependents in the applicable group medical plan of Employer, if any, in which Employee and Employee’s eligible spouse and dependents participate as of the date of termination in accordance with the terms of such plan in effect from time to time for officers of Employer generally and so long as such continued participation is permissible under applicable law and does not result in any penalty or additional tax (other than taxes applicable to the payment of wages) upon Employee or Employer or, in lieu of such continued coverage and solely in order to avoid any such penalty or additional tax, monthly payments equal to the excess of the COBRA rate (or equivalent rate) under such group medical plan over the amount payable generally by officers of Employer, in each case until the earlier of (x) 12 months following the termination date or (y) the date that Employee (or any eligible spouse or dependent but only as to the eligibility of such spouse or dependent) obtains new employment that offers group medical coverage;
(e)for purposes of determining the achievement of any employment or service-based vesting requirements applicable to any outstanding stock options, restricted stock units or other long-term incentive awards, Employee shall be treated as having an additional 12 months of employment or service as of the date of termination; provided that, in the event such termination without Good Cause or for Good Reason occurs within 24 months following a Change in Control, all employment or service-based vesting requirements in such awards shall be waived as of the date of termination; and
(f)each stock option granted to Employee which is vested (or deemed vested in accordance with this Section 4) on Employee’s termination date will remain exercisable until the earlier of (x) one year following the date of such termination without Good Cause or for Good Reason (or, if later, the post-termination expiration date specified in the option) and (y) the normal expiration date of such stock option that would have applied if Employee’s employment with Employer had continued.
Any and all amounts payable pursuant to this Section 4 will only be payable if Employee delivers to Employer and does not revoke a general release in a form reasonably acceptable to Employer within 30 days following the termination date. Except as may be required by applicable law, Employee will not be entitled to severance pay of any type following employment termination for any other reason or pursuant to any severance policy of Willis or its affiliates.
“Change in Control” has the meaning set forth in Willis’ 2012 Equity Incentive Plan).
“Good Cause” means (i) Employee’s gross and/or chronic neglect of Employee’s duties, (ii) Employee’s conviction of a felony or misdemeanor involving moral turpitude, (iii) dishonesty, embezzlement, fraud or other material willful misconduct by Employee in connection with Employee’s employment, (iv) the issuance of any final order for Employee’s removal as an associate of Willis by any state or federal regulatory agency, (v) Employee’s violation of the restrictive covenant provisions contained in this Employment Agreement or other agreement with Willis or its affiliates, (vi) Employee’s material breach of any duty owed to Willis or its affiliates, including, without limitation, the duty of loyalty, (vii) Employee’s material breach of any of Employee’s other material obligations under this Employment Agreement other agreement with Willis or its affiliates, or (viii) any material breach of the Willis Group’s Code of Ethics by Employee. Good Cause shall not include an immaterial, isolated instance of ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if Employee has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to Employee’s position.
“Good Reason” means one or more of the following events has occurred without Employee’s written consent: (i) a material adverse diminution in Employee’s position, authority or responsibilities or the assignment to Employee of duties or responsibilities which are materially inconsistent with Employee’s position; provided, that, a material diminution in the foregoing shall not be deemed to have occurred solely as a result of the occurrence of a Change in Control or Willis ceasing to be a public company, so long as the position, authority or responsibilities of Employee with Willis or any successor is not otherwise materially diminished, (ii) a reduction in Employee’s monthly base salary or Target AIP percentage; or (iii) Employee is required to relocate Employee’s office outside a radius of 35 miles from the current office location of One World Financial Center at 200 Liberty Street in New York City.  Employee may not resign or otherwise terminate Employee’s employment for any reason set forth above as Good Reason unless Employee first notifies Employer in writing describing such Good Reason within 90 days of the first occurrence of such circumstances, and, thereafter, such Good Reason is not corrected by Employer within 30 days of Employee’s written notice of such Good Reason, and Employee actually terminates employment within 90 days following the expiration of Employer’s 30-day cure period described above.
“Permanent Disability” has the meaning set forth in Willis’ 2012 Equity Incentive Plan).
Notwithstanding the foregoing, if it is reasonably determined by Willis that any payments or benefits that are to be paid or provided to Employee or for Employee’s benefit in connection with a change of control (within the meaning of Section 280G of the Internal Revenue Code) (the “Payments”) would be subject to the excise tax imposed under section 4999 of the Internal Revenue Code (the “Excise Tax”), then such Payments shall be reduced by the smallest amount necessary in order for no portion of the Payments to be subject to the Excise Tax; provided that, no reduction in the Payments shall be made if the After Tax Amount of the Payments payable to Employee without such reduction would exceed the After Tax Amount of the reduced Payments payable to Employee. For purposes of the foregoing, the “After Tax Amount” of Employee’s Payments shall mean the amount of the Payments that Employee would retain after payment of all taxes (including without limitation any federal, state or local income taxes, the Excise Tax, and employment taxes) imposed with respect to such Payments. The payment reduction shall be implemented by (i) first reducing any cash severance payments, and (ii) then reducing all other payments and benefits, in each case, with amounts having later payment dates being reduced first.
For the avoidance of doubt, this letter agreement supersedes and replaces the section of your August 1, 2013 promotion letter entitled “Termination without Good Cause/Good Reason.”
Except as set forth above, your Employment Agreement will remain in full force and effect. Please acknowledge the changes to your Employment Agreement by signing and dating this letter agreement as indicated below.

Sincerely yours,

/s/ Dominic Casserley
Name: Dominic Casserley
Title: Group CEO

Signed and Acknowledged:

/s/ Todd J. Jones
Todd J. Jones

Date: May 5, 2014